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                                                                     EXHIBIT 4.8

    AMENDMENT NO.3 TO SECURED CONVERTIBLE NOTE OF NETGURU, INC.

                       October 2, 2003

        Reference is made to that certain secured convertible promissory note dated December 13, 2002 made by NETGURU, INC., a Delaware corporation (the "BORROWER") in favor LAURUS MASTER FUND, LTD.,
c/o Ironshore Corporate Services Ltd., P.O. Box 1234 G.T.,
Queensgate House, South Church Street, Grand Cayman, Cayman Islands
(the "LAURUS") in the original principal amount of Two Million Dollars ($2,000,000) (the "Note"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Note.

        WHEREAS, the Borrower and Laurus entered into an additional financing pursuant to which Laurus provides a secured revolving line of credit facility to the Borrower (the "Additional Financing"); and

        WHEREAS, in connection with the extension of the Additional Financing, Laurus has agreed to change certain terms of the Note and the Borrower desires to make such changes; and

        WHEREAS the Borrower and Laurus agree that on the date hereof the aggregate amount outstanding under the Note is ONE MILLION FIVE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($1,575,000):

        NOW, THEREFORE, in consideration for the Additional Financing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 2.4 of the Note is hereby deleted in its entirety and the following shall be inserted in its stead:

         "2.4 Share Price/Issuance Limitations. Notwithstanding anything to the contrary herein, if the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the 10 trading days preceding a Repayment Date was less than 110% of the Fixed Conversion Price, and the Borrower has previously elected to pay all or a portion of the Monthly Amount in shares of Common Stock, then the Borrower, in its sole discretion, shall determine whether (i) to pay the Monthly Amount in cash; or (ii) require the Holder to convert all or part of the Monthly Amount that is payable in shares of Common Stock at a Conversion Price of 85% of the average of the three lowest closing prices during the twenty (20) trading days immediately preceding the Conversion Date. Any part of the Monthly Amount not converted into shares of Common Stock by the following Repayment Date shall be paid by the Borrower in cash on such following Repayment Date. At any time during the relevant month, the Borrower has the option to pay the Monthly Amount, or the unconverted part thereof, in cash and the Conversion Price set forth in this Section 2.4 shall no longer be applicable."

2.      There are no other amendments to the Note.

3. The Borrower hereby represents and warrants to Laurus that as of the date hereof all representation, warranties and covenants made by Borrower in connection with the Note are true correct and complete and all of Borrower's covenants requirements have been met.

IN WITNESS WHEREOF, each of the Borrower and Laurus has caused this Amendment No. 3 to Secured Convertible Note to be signed in its name effective as of this 2nd day of October 2003.

                                NETGURU, INC.

                                By: /s/ Jyoti Chatterjee
                                    --------------------------------------------
                                    Name: Jyoti Chatterjee
                                    Title: President and Chief Operating Officer

                                LAURUS MASTER FUND, LTD.

                                By: /s/ David Grin
                                    --------------------------------------------
                                    Name: David Grin
                                    Title: President